Exhibit 99

OMI Corporation Gives Earnings Guidance

    STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 29, 2004--OMI Corporation (NYSE:OMM) of Stamford Connecticut announced today that it expects to have net income of at least $100,000,000, or $1.10 basic and diluted earnings per share for the fourth quarter of 2004. The amount does not include a small net gain on the disposition in the quarter of its last two single hull vessels. OMI's Suezmax rates have averaged approximately $84,500 per day for the 80% of the days booked in the quarter and the expected earnings are based on an assumed rate of $97,000 per day for the unbooked portion of the quarter and on no new occurrences or events which affect the Company's operations. For the year, under the foregoing assumptions, the Company's net income would be at least $237,185,000, or $2.76 basic and diluted earnings per share.
    Robert Bugbee, President and Chief Operating Officer of the Company will be speaking today at the Goldman Sachs Inaugural Shipping Conference in New York.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 42 vessels, including 15 Suezmaxes and 25 product carriers, aggregating approximately 3.5 million deadweight tons ("dwt"). OMI expects to take delivery of a 2004-built 37,000 dwt product carrier and to deliver a 30,000 dwt single hull product carrier in December. The Company has on order at a shipyard ten 37,000 dwt and 47,000 dwt product carriers, five to be delivered to it in 2005 and the remainder in 2006.
    This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provided therein. This press release uses the word "expects" and other similar expressions in connection with the discussion of its earnings, the tanker markets and deliveries of vessels to and by the Company. Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, such as off-hire due to accidents or other causes, a listing of which may be found in the OMI Corporation Form 10-K for 2003, which listing is hereby incorporated by reference, and which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONTACT: OMI Corporation
             Fredric S. London, 203/602-6789